EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

FIRST QUARTER OF FISCAL 2018

The Cheesecake Factory restaurants post positive comparable sales as anticipated

CALABASAS HILLS, Calif., – April 25, 2018 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the first quarter of fiscal 2018, which ended on April 3, 2018.

Total revenues were $590.7 million in the first quarter of fiscal 2018 as compared to $563.4 million in the first quarter of fiscal 2017. Net income and diluted net income per share were $26.0 million and $0.56, respectively, in the first quarter of fiscal 2018.

Comparable restaurant sales at The Cheesecake Factory restaurants increased 2.1% in the first quarter of fiscal 2018.

“Comparable sales at The Cheesecake Factory were very strong during the first quarter and meaningfully outperformed the casual dining industry,” said David Overton, Chairman and Chief Executive Officer. “However, increased labor costs to support the better guest traffic levels, as well as higher than expected insurance costs, impacted our bottom line results this quarter.”

Overton continued, “Consistent with our long-term approach, we are making investments to maintain our high level of food quality, service and hospitality, which we believe will continue to differentiate us in the industry. In fact, The Cheesecake Factory was again named brand of the year in the casual dining category of the Harris Poll EquiTrend® study, underscoring the continued relevance of the brand and our strong guest affinity. We were pleased to see these attributes reflected in our sales trend during the first quarter and believe we can continue to take share in 2018, which will better position us to manage through the cost pressures.”

Development

The Company continues to expect to open as many as four to six restaurants in fiscal 2018, including one Grand Lux Cafe, as well as the first location of a fast casual concept the Company is developing internally. The first restaurant opening is expected in the third quarter of fiscal 2018.

In addition, the Company now expects as many as four restaurants to open internationally under licensing agreements in fiscal 2018. This includes the first location in Beijing, which opened in January, and the second location in Saudi Arabia, which is scheduled to open soon.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Capital Allocation

The Company’s Board of Directors declared a quarterly cash dividend of $0.29 per share on the Company’s common stock. The dividend is payable on May 22, 2018 to shareholders of record at the close of business on May 10, 2018.

During the first quarter of fiscal 2018, the Company repurchased approximately 0.7 million shares of its common stock at a cost of $34.9 million.

Conference Call and Webcast

The Company will hold a conference call to review its results for the first quarter of fiscal 2018 today at 2:00 p.m. Pacific Time. The conference call will be webcast live on the Company’s website at investors.thecheesecakefactory.com and a replay of the webcast will be available through May 25, 2018.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept. The Company, through its subsidiaries, owns and operates 214 full-service, casual dining restaurants throughout the U.S.A., including Puerto Rico, and Canada, comprised of 199 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and two restaurants under the RockSugar Southeast Asian Kitchen® mark (formerly known as Rock Sugar Pan Asian Kitchen®). Internationally, 20 The Cheesecake Factory® restaurants operate under licensing agreements. The Company’s bakery division operates two bakery production facilities, in Calabasas Hills, CA and Rocky Mount, NC, that produce quality cheesecakes and other baked products for its restaurants, international licensees and third-party bakery customers. In 2018, the Company was named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the fifth consecutive year. To learn more about the Company, visit www.thecheesecakefactory.com.

FORTUNE and FORTUNE 100 Best Companies to Work For® are registered trademarks of Time Inc. and are used under license.  From FORTUNE Magazine, March 1, 2018 ©2018 Time Inc. Used under license. FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of, The Cheesecake Factory Incorporated.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to the Company’s ability to: deliver comparable sales growth; provide a differentiated experience to guests; outperform the casual dining industry and increase its market share; leverage sales increases and manage flow through; manage through industry cost pressures and stabilize margins; grow earnings; remain relevant to consumers; attract and retain qualified management and other staff; increase shareholder value; profitably expand its concepts domestically and in Canada, and work with its licensees to expand its concept internationally; support the growth of North Italia and Flower Child restaurants; develop a fast casual concept; expand consumer packaged goods licensing revenue; utilize its capital effectively and continue to increase cash dividends and repurchase its shares; and factors outside of the Company’s control including: economic and political conditions that impact consumer confidence and spending; impact of recently enacted tax reform; acceptance and success of The Cheesecake Factory in international markets; the risks of doing business abroad through Company-owned restaurants and/or licensees; foreign exchange rates and potential changes in NAFTA and cross border taxation; changes in unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

and Exchange Commission (“SEC”). Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

The Cheesecake Factory Incorporated

Condensed Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended
Consolidated Statements of Income	April 3, 2018		April 4, 2017
	Amount	Percent of Revenues	Amount	Percent of Revenues
Revenues	$590,691	100.0%	$563,426	100.0%
Costs and expenses:
Cost of sales	135,719	23.0%	129,139	22.9%
Labor expenses	210,714	35.7%	193,835	34.4%
Other operating costs and expenses	148,332	25.1%	135,650	24.1%
General and administrative expenses	39,274	6.6%	36,287	6.4%
Depreciation and amortization expenses	24,002	4.1%	23,196	4.1%
Impairment of assets and lease terminations	-	0.0%	786	0.1%
Preopening costs	1,099	0.2%	970	0.3%
Total costs and expenses	559,140	94.7%	519,863	92.3%
Income from operations	31,551	5.3%	43,563	7.7%
Interest and other expense, net	(1,506)	(0.2)%	(1,256)	(0.2)%
Income before income taxes	30,045	5.1%	42,307	7.5%
Income tax provision	4,016	0.7%	7,264	1.3%
Net income	$26,029	4.4%	$35,043	6.2%

Basic net income per share	$0.57		$0.74
Basic weighted average shares outstanding	45,552		47,634

Diluted net income per share	$0.56		$0.71
Diluted weighted average shares outstanding	46,574		49,210

Selected Segment Information
Revenues:
The Cheesecake Factory restaurants	$540,773		$515,234
Other	49,918		48,192
Total	$590,691		$563,426

Income/(loss) from operations:
The Cheesecake Factory restaurants (1)	$62,117		$70,543
Other	5,747		6,638
Corporate	(36,313)		(33,618)
Total	$31,551		$43,563

(1) Includes $0.8 million of accelerated depreciation expense related to the planned relocation of one The Cheesecake Factory restaurant in the thirteen weeks ended April 4, 2017. This amount was recorded in impairment of assets and lease terminations in the condensed consolidated statements of income.

Selected Consolidated Balance Sheet Information	April 3, 2018	January 2, 2018
Cash and cash equivalents	$ 24,801	$ 6,008
Total assets	1,287,343	1,333,060
Total liabilities	691,610	719,530
Stockholders’ equity	595,733	613,530

	13 Weeks Ended	13 Weeks Ended
The Cheesecake Factory Supplemental Information	April 3, 2018	April 4, 2017
Comparable restaurant sales	2.1%	0.3%
Restaurants opened during period	-	-
Restaurants open at period-end	199	194
Restaurant operating weeks	2,587	2,522

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present net income and diluted net income per share excluding the impact of certain items. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP. The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

The Cheesecake Factory Incorporated

Reconciliation of Non-GAAP Financial Measures

(unaudited; in thousands, except per share data)

	13 Weeks Ended	13 Weeks Ended
	April 3, 2018	April 4, 2017

Net Income (GAAP)	$26,029	$35,043
After-tax impact from:
- Impairment of assets and lease terminations (1)	-	472
Adjusted net income (non-GAAP)	$26,029	$35,515

Diluted net income per share (GAAP)	$0.56	$0.71
After-tax impact from:
- Impairment of assets and lease terminations	-	0.01
Adjusted diluted net income per share (non-GAAP)	$0.56	$0.72

(1) The pre-tax amount associated with the item in fiscal 2017 was $0.8 million and was recorded in impairment of assets and lease terminations.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100